7820NY-S 06/26 1 Jackson National Life Insurance Company of New York® SUPPLEMENTAL CONTRACT DATA PAGES Please refer to the attached Crediting Method endorsements for further explanation of values shown on these Supplemental Contract Data Pages. Contract Number: [1234567890] Issue Date: [June 1, 2026] Index Account Options. Subject to availability. Index choices of: [S&P 500®] [Russell 2000®] [Dow Jones Industrial Average®] [MSCI Emerging Markets] [MSCI EAFE] [Nasdaq-100®] Crediting Method and term choices of: Term Buffer Selection Crediting Method 1-Year 10%, 20%, 30% Cap with Buffer 3-Year 10%, 20%, 30% Cap with Buffer 6-Year 10%, 20%, 30% Cap with Buffer 1-Year* 10% Guaranteed Cap with Buffer** 3-Year* 10% Guaranteed Cap with Buffer** 1-Year 10% Performance Boost with Buffer 3-Year 10% Performance Boost with Buffer 6-Year 10% Performance Boost with Buffer 1-Year 10%, 30% Performance Trigger with Buffer [*Guaranteed Cap with Buffer selection cannot be chosen within six Premium Years of the Latest Income Date, as defined in the Contract. **Guaranteed Cap with Buffer can be selected for allocation of initial Premium or subsequent Premium. Transfers into a Guaranteed Cap with Buffer are not permitted.] Please refer to Your transaction confirmation statements for the declared rates applicable to Your Premiums.

7820NY-S 06/26 2 GUARANTEED MINIMUM INDEX ADJUSTMENT FACTORS The Index Adjustment Factors are determined and guaranteed for each Index Account Option Term. These guaranteed Minimum Index Adjustment Factors apply for the life of the Contract. [Cap with Buffer • Cap Rate (CR): The CR for the 10% Buffer will never be less than [5.00% for the 1-year,] [15.00% for the 3- year,] and [30.00% for the 6-year]. The CR for the 20% Buffer will never be less than [4.00% for the 1-year,] [12.00% for the 3- year,] and [24.00% for the 6-year]. The CR for the 30% Buffer will never be less than [3.00% for the 1-year,] [9.00% for the 3- year,] and [18.00% for the 6-year]. • Buffer: The Buffer will never be less than [10.00%] or greater than 30.00%. • Index Participation Rate (IPR): The IPR will never be less than [100%].] [Guaranteed Cap with Buffer • [Guaranteed Cap Rate (GCR): The GCR for the 10% Buffer will never be less than [5.00% for the 1-year] and [15.00% for the 3-year]. • Guaranteed Buffer (GB): The GB will never be less than [10.00%]. • Guaranteed Index Participation Rate (GIPR): The GIPR will never be less than [100%].] [Guarantee Period: The Guarantee Period will be: 1. the first [6] Contract Years for allocation of initial Premium; and 2. the first [6] Premium Years for allocation of each subsequent Premium.] [Performance Boost with Buffer • Performance Boost Cap Rate (PBCR): The PBCR for the 10% Buffer will never be less than [5.00% for the 1-year,] [15.00% for the 3-year,] and [30.00% for the 6-year]. • Performance Boost Rate (PBR): The PBR will never be less than [5.00%]. • Buffer: The Buffer will never be less than [10.00%] or greater than 30.00%.]

7820NY-S 06/26 3 [Performance Trigger with Buffer • Performance Trigger Rate (PTR): The PTR for the 10% Buffer will never be less than [5.00%]. The PTR for the 30% Buffer will never be less than [3.00%]. • Buffer: The Buffer will never be less than [10.00%] or greater than 30.00%.] Discontinuation of or Substantial Change to an Index. During an Index Account Option Term, if an Index is discontinued or if the calculation is changed substantially, the Company may substitute a comparable Index. The Company will obtain approval from the New York State Department of Financial Services and will notify You and any assignee before using a substitute Index.